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Exhibit (10)(xiv)

RESIGNATION AGREEMENT AND LIMITED RELEASE

        This RESIGNATION AGREEMENT AND LIMITED RELEASE ("Agreement") is made and entered into this 5th day of November, 2004, by and between Mark Bulriss (hereinafter referred to as "the Executive") and Great Lakes Chemical Corporation (hereinafter referred to as "the Company").

        The Executive has expressed his desire to resign as a member of the Board of Directors of the Company and from employment with the Company as President and Chief Executive Officer effective on November 5, 2004 ("the Resignation Date"), and the Company has expressed its willingness to accept such resignation. Therefore, in consideration of the mutual promises contained herein, the parties agree to the following terms and conditions:

1.
The Executive represents and agrees that he is fully aware of his rights and that he has been advised to discuss any and all aspects of this Agreement with his attorney. The Executive has carefully read and fully understands all of the provisions of this Agreement, and he acknowledges that he executes it voluntarily.

2.
Executive does not release claims (a) that he may have arising out of the indemnification provisions of the Company's Certificate of Incorporation, Bylaws, or the provisions of the Delaware General Corporation Law, or (b) arising out of the Employment Agreement by and between the Company and the Executive dated as of April 1, 1998 (the "Employment Agreement") except to the extent he has expressly released them as set forth in Paragraph 3(b) below. Other than as set forth in the preceding sentence, the Executive hereby releases and forever discharges the Released Parties from all Claims. This release is a material inducement to the Company to enter into this Agreement.

3.
As a material inducement to the Executive to enter into this Agreement, the Company agrees to the following:

a)
Right to Resign.    The Executive hereby resigns his employment with the Company as its President and Chief Executive Officer, as a member of the Board of Directors of the Company and as an officer or director of any entity affiliated with the Company as of the Resignation Date. The Company agrees to accept the Executive's resignation, effective on the Resignation Date. The Executive also agrees to be available for consulting from November 5, 2004 through November 30, 2004 at the Company's reasonable request (although it is anticipated that such requests will be infrequent and related primarily to transition issues).

(b)
Severance Pay and Benefits.    The Company acknowledges and agrees that the Executive's resignation shall be deemed a resignation by the Executive for Good Reason under the terms of the Employment Agreement. As a result, the Company shall pay or provide to the Executive the items set forth in paragraph 6(c)(i) through (viii) of the Employment Agreement in accordance with the terms thereof.

  The Executive expressly releases the Company from any claims or liability for any additional compensation, benefits, or other payments pursuant to, or based upon, the Employment Agreement, and the Executive expressly waives his right to any additional compensation, benefits, or other payments based upon, or pursuant to, the Employment Agreement.

4.
The Executive represents and warrants that he has no actual knowledge of any practice engaged in by the Company, its subsidiaries or related entities that is or was a violation in any material respect of any applicable state law or regulations or of any federal law or regulations including, but not by way of limitation, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

5.
The Executive agrees that he will not disparage the Company, its business, its executive, officers or agents, or any of the Company's affiliates or related entities in any manner harmful to their business or business reputation. Likewise, the Company agrees that its managing agents will not disparage the Executive in any manner harmful to his reputation.

6.
The executive represents and warrants that the Executive has not filed any complaint(s) or charge(s) against the Company with the EEOC or the state commission empowered to investigate claims of employment discrimination, the Office of Federal Contract Compliance Programs, or with any other local, state or federal agency or court. This Agreement will not affect the Executive's right to file hereafter a charge with or otherwise participate in an investigation or proceeding conducted by the EEOC regarding matters which arose after this date and which are not the subject of this Agreement.

7.
The Company represents that it has no knowledge of any pending claim against the Company or the Executive involving, or based upon, acts of the Executive. The Executive represents and acknowledges that, in executing this Agreement, he does not rely and has not relied upon any other representation or statement made by any of the Released Parties or by any of the Released Parties' agents, representatives or attorneys, except as set forth herein, with regard to the subject matter, basis or effect of this Agreement.

8.
This Agreement shall be binding upon the Company, the Executive and upon the Executive's heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Released Parties and each of them, and to their heirs, administrators, representatives, executor, successors and assigns.

9.
This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Indiana.

10.
Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

11.
This Agreement shall not be construed as an admission by the Company or the Executive of any fact or conclusion of law, except as provided in Section 3(b).

12.
The term "Released Parties" means the Company, its related entities, and each of the Company's and its shareholders, successors, assigns, agents, directors, officers, representatives, and attorneys. The term "Claim" means any and all claims, liabilities, obligations, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred), of any nature whatsoever, known or unknown, which the Executive now has, owns, holds, or claims to have, own, or hold, or which the Executive at any time heretofore had, owned, or held, or claimed to have, own, or hold against each or any of the Released Parties.

13.
This Agreement sets forth the entire agreement between the parties hereto.

Great Lakes Chemical Corporation
By:	/s/ JAMES W. CROWNOVER
Title:	Presiding Independent Director
/s/ MARK P. BULRISS Mark Bulriss
Date: 11-5-04

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  Exhibit (10)(xiv)
RESIGNATION AGREEMENT AND LIMITED RELEASE